EXHIBIT 99.1


			SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this "Agreement") is made and entered into as of June 5, 2007, by and between InFocus Corporation, an Oregon corporation (the "Company"), and Caxton Associates, L.L.C., a Delaware limited liability company ("Caxton"), Caxton International Limited, a British Virgin Islands corporation ("Caxton International"), and GDK Inc., a British Virgin Islands corporation (together with Caxton and Caxton International, the "Caxton Entities").

				RECITALS

WHEREAS, on May 16, 2007, the Company announced that its President and Chief Executive Officer had left the Company and had resigned from the Company's board of directors (the "Board"), effective immediately;

WHEREAS, the Board currently consists of the following six members:
Messrs. Peter D. Behrendt, Michael R. Hallman, Svein S. Jacobsen and Duane C. McDougall (the "Pre-Caxton Directors") and Messrs. Bernard T. Marren and John D. Abouchar (the "Prior Caxton Designees" and, together with the Pre-Caxton Directors, the "Incumbent Directors"); and

WHEREAS, among other things, the Company is willing under certain circumstances to add to the Board two individuals set forth on Schedule 1 hereto (the "Additional Caxton Designees" and, together with the Prior Caxton Designees, the "Caxton Designees");

WHEREAS, in consideration of the agreements of the Company and the Caxton Entities set forth herein, among other matters, Caxton and the Company shall enter into a confidentiality agreement (the "Confidentiality Agreement") in the form attached as Annex A hereto and each of the Caxton Entities shall refrain from calling for a special meeting of the shareholders of the Company (a "Special Meeting") and to solicit proxies from the Companies' shareholders (a "Special Meeting Solicitation") until the 2008 annual meeting of shareholders (the "2008 Annual Meeting"); and

WHEREAS, the Company and the Caxton Entities believe that the Company may benefit from the exchange between the Company and Caxton of certain Non-Public Information (as defined in the Confidentiality Agreement) in connection with (a) identifying and recruiting a new Chief Executive Officer for the Company (the "Search Process") and (b) pursuing its ongoing exploration of strategic alternatives that may be available to the Company (the "Strategic Alternatives Process").

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


				ARTICLE I.
			        AGREEMENTS

Section 1.1.	Abandonment of Special Meeting Solicitation.  Neither the
Caxton Entities nor any of their Affiliates will, directly or indirectly,
(a) at any time prior to the Company's 2008 Annual Meeting (the "Standstill Period"), demand, or encourage any other shareholder of the Company to demand, pursuant to the Company's Bylaws or the Oregon Business Corporation Act, that the Company call a Special Meeting or (b) with respect to any Special Meeting held prior to the 2008 Annual Meeting (an "Interim Special Meeting"), solicit proxies or consents for the purpose of removing directors or increasing the authorized number of directors of the Company or otherwise become a "participant," directly or indirectly, in any "solicitation" of "proxies" or consents for such purpose (such quoted terms being defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). For purposes of this Agreement, "Affiliate" means any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Caxton Entities.

Section 1.2.	Confidentiality Agreement; Consultation.

(a)	Simultaneous with the execution of this Agreement, Caxton and the
Company shall enter into a confidentiality agreement (the "Confidentiality Agreement") in the form attached as Annex A hereto.

(b)	During the term of the Confidentiality Agreement, the Company shall, subject to any existing contractual limitations, provide Caxton with such Non-Public Information relating to the Search Process and the Strategic Alternatives Process as the Company may reasonably determine to be appropriate, and Caxton agrees to consult with and provide to the Company such assistance as Caxton believes would be helpful to the Company in the Company's pursuit of the Search Process and the Strategic Alternatives Process. Caxton understands and acknowledges that the Company is not hereby making any representation or warranty, express or implied, as to the accuracy or completeness of the Non-Public Information, and neither the Company nor any of its Representatives will have any liability to the undersigned or any other person resulting from use of the Non-Public Information. For the avoidance of doubt, the Search Process and the Strategic Alternatives Process shall be and remain within the sole discretion of the Company, and the Company shall remain solely responsible for the conduct thereof.

Section 1.3.	Additional Caxton Designees; Company Slate.

(a)	As promptly as practicable, and in any event within ten (10) business days following the date of this Agreement, the Company shall take all action necessary (including the calling of a special meeting of the Board to amend the Company's Bylaws and approve such actions) to increase the authorized number of directors of the Company from seven (7) to eight (8) members and to cause the Board to nominate and elect the Additional Caxton Designees to fill the newly created directorship and the existing vacancy on the Board to serve until the next election of directors of the Company or until the earlier resignation or removal of such directors.

(b)	In the event that, prior to the date of the 2007 Annual Meeting
(as defined below), any Caxton Designee shall resign from the Board, decide not to seek appointment to the Board or decide not to seek election to the Board as contemplated by Section 1.3(c) of this Agreement, Caxton shall be entitled to designate a replacement for such Caxton Designee as a member of the Board (such replacement being a person whom Caxton believes in good faith to be qualified to serve on the Board), and the Company shall take all necessary action to replace such Caxton Designee with such designated replacement as promptly as practicable. Any such designated replacement who becomes a Board member shall be deemed to be a Caxton Designee for all purposes under this Agreement.

(c)	The Board or a nominating committee of the Board shall nominate for election to the Board at the Company's 2007 annual meeting of shareholders
(the "2007 Annual Meeting") a slate of six (6) individuals (the "Company Slate") that shall consist of the Caxton Designees and two (2) individuals chosen by the Pre-Caxton Directors; provided, however, that in the event the Company hires a new Chief Executive Officer prior to the 2007 Annual Meeting, the Company Slate may be increased in number to include the new Chief Executive Officer. The Board shall take such action as may be necessary so that the Board shall consist of six (6) members (or seven (7) members in accordance with the proviso to the immediately preceding sentence) commencing immediately following the 2007 Annual Meeting.

(d)	The Caxton Entities agree that, at the 2007 Annual Meeting, (i) they shall vote all shares beneficially owned by them and as to which they have voting power as of the record date for the 2007 Annual Meeting in favor of the Company Slate and (ii) they shall not propose an alternative slate of directors to be elected at the 2007 Annual Meeting or encourage or support any solicitation with respect to the election of directors at the 2007 Annual Meeting, other than a solicitation in favor of the Company Slate. Caxton will use its reasonable efforts to cause the Caxton Designees to provide, as promptly as reasonably practicable, all information relating to the Caxton Designees (and other information, if any) to the extent required under applicable law to be included in the Company's proxy statement and any other solicitation materials to be delivered to its stockholders in connection with the 2007 Annual Meeting or as may reasonably be requested by the Company.

(e)	Notwithstanding any provision to the contrary contained in this
Agreement, the Company shall not be required to cause the Board (or the nominating committee thereof) to nominate the Caxton Designees unless at all times after the date hereof and prior to the 2007 Annual Meeting the Caxton Entities and their Affiliates maintain an aggregate beneficial ownership of at least ten (10) percent of the total number of shares of common stock of the Company outstanding on May 1, 2007, adjusted proportionately in all cases to reflect any stock dividend or distribution, stock split, reverse stock split, combination, recapitalization reclassification or similar transaction affecting the outstanding shares of common stock of the Company after the date of this Agreement. For all purposes of this Agreement, "beneficial ownership" (and its correlative terms) shall be determined in accordance with the rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act.

(f)	At any time prior to the 2007 Annual Meeting applicable to the Caxton
Entities, at the request of the Company, Caxton shall certify to the Company in writing the number of shares of Common Stock beneficially owned by the Caxton Entities.

(g) 	Upon becoming directors of the Company, each Caxton Designee shall be subject to the Company's insider trading guidelines and other policies governing the Board to the same extent as any other member of the Board.

Section 1.4.	Annual Meeting.  Except as otherwise expressly agreed to in
writing by Caxton, the Company shall hold the 2007 Annual Meeting no later than July 31, 2007.

Section 1.5.	Publicity.  Promptly following the execution of this Agreement, the Company and the Caxton Entities shall prepare and issue a joint press release in the form attached hereto as Annex B. Thereafter, the Company and the Caxton Entities shall use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement about the execution or terms of this Agreement.



		ARTICLE II	MISCELLANEOUS PROVISIONS

Section 2.1.	Representations and Warranties.

(a)	Each of the parties hereto represents and warrants to the other party that:

(i)	 such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,

(ii)	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,

(iii)	this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms, and

(iv)	this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

(b)	The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

Section 2.2.	General.

(a)	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto.

(b)	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(c)	This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

(d)	All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

	If to the Company:

		InFocus Corporation
		27500 S.W. Parkway Avenue
		Wilsonville OR 97070
		Attention: Roger Rowe, Secretary
		Fax No.: (503) 685-8838
		Email: Roger.Rowe@infocus.com

	with a copy to:

		Garvey Schubert Baer
		11th Floor
		121 S.W. Morrison Street
		Portland, OR 97204
		Attention: Bruce A. Robertson, Esq.
		Fax No.: (503) 226-0259
		Email: brobertson@gsblaw.com
		Simpson Thacher & Bartlett LLP
		425 Lexington Avenue
		New York, NY 10017
		Attention: Mario Ponce, Esq.
		Fax No.: (212) 455-2502
		Email: mponce@stblaw.com

	If to Caxton:

		Caxton Associates, L.L.C.
		731 Alexander Road, Building 2
		Princeton, NJ 08540
		Attention: Scott B. Bernstein, Esq.
		Fax No.:  (609) 419-0470
		Email: bernstein@caxton.com

	with a copy to:

		Willkie Farr & Gallagher LLP
		787 Seventh Avenue
		New York, NY 10019
		Attention: Michael A. Schwartz
		Fax No.: (212) 728-9267
		Email: mschwartz@willkie.com

(e)	This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

(f)	Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(g)	It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h)	Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i)	Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.



IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.


			INFOCUS CORPORATION

			By: /s/ Roger Rowe
			Name:	Roger Rowe
			Title:	Cheif Financial Officer

			CAXTON ASSOCIATES, L.L.C.

			By: /s/ John Forbes
			Name:	John Forbes
			Title:  Cheif Financial Officer

			CAXTON INTERNATIONAL LIMITED
			By: Caxton Associates, L.L.C., Attorney-in-Fact

			By: /s/ John Forbes
			Name:  	John Forbes
			Title:  Cheif Financial Officer


			GDK, INC.
			By: A.R.T. Advisors, LLC, Attorney-In-Fact

			By: /s/ Andrew Waldman
			Name:   Andrew Waldman
			Title:  Authorized Representative

			Schedule 1

				Bruce Berkoff
				Robert B. Ladd